Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-26981) of Galey & Lord, Inc. pertaining to the amended and restated 1989 Stock Option Plan of Galey & Lord, Inc. of our report dated 21 May 1997, with respect to the financial statements of Swift Textiles Europe Limited (not included separately herein) for the year ended 31 March, 1997, which report appears in the annual report on Form 10-K of Galey & Lord, Inc. for the year ended 3 October, 1998.


KPMG


Dublin, Ireland
31 December 1998